Exhibit 99.1

Date:	October 15, 2007
Contact:	Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation

Announces Third Quarter Earnings for 2007

LOS ALAMOS, N.M., October 15, 2007— Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”), Title Guaranty & Insurance Company and TCC Appraisal Services, announced preliminary unaudited earnings for the third quarter of 2007 and nine months ending September 30, 2007.

Unaudited net income for the third quarter of 2007 totaled $3.732 million or $0.57 diluted earnings per share, compared to $3.070 million or $0.46 diluted earnings per share for the same period in 2006, an increase of $662 thousand in net income and an increase of $0.11 in diluted earnings per share. This increase in net income was primarily due to an increase in net interest income of $1.360 million. The increase in net interest income was primarily due to an increase in the volume of earning assets. In addition, non-interest expense increased $763 thousand, provision for loan losses decreased $272 thousand and non-interest income decreased $123 thousand. The increase in non-interest expense was mainly due to increases in salaries and employee benefits. Provision for loan losses decreased as indicated by the reserve for loan loss analysis. The decrease in non-interest income was mainly due to a decrease in the gain on sale of loans. Income tax expenses increased $84 thousand due to higher pre-tax income, which was partially offset by changes in tax estimates between the two periods.

Unaudited net income for the first nine months of 2007 totaled $10.052 million or $1.53 diluted earnings per share, compared to $8.513 million or $1.29 diluted earnings per share for the same period in 2006, an increase of $1.539 million in net income and an increase of $0.24 in diluted earnings per share. This increase in net income was primarily due to an increase net interest income of $2.479 million and a decrease in the provision for loan losses expense of $972 thousand. The increase in net interest income was primarily due to an increase in the volume of earning assets. Provision for loan losses decreased as indicated by the reserve for loan loss analysis. In addition, non-interest expense increased $1.369 million and non-interest income decreased $119 thousand. The increase in non-interest expense was mainly due to an increase in salaries and employee benefits. Income tax expenses increased $424 thousand due to higher pre-tax income, which was partially offset by changes in tax estimates between the two periods.

Trinity is a bank holding company with $1.428 billion in total assets and has 287 employees. LANB is currently in its 44th year of operation, and offers financial services at its main office in Los Alamos, an office in White Rock, two offices in Santa Fe and a loan production office in Albuquerque. LANB also operates a network of 30 automatic teller machines throughout northern New Mexico. Title Guaranty & Insurance Company offers its services from its offices in Los Alamos and Santa Fe. TCC Appraisal Services offers its services from its office in Los Alamos.

This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.